Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

ROLLING MEADOWS, IL, January 28, 2021 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter and year ended December 31, 2020. Management will host a webcast conference call to discuss these results on Thursday, January 28, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 10.

Summary of Financial Results – Fourth Quarter

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	4th Q 20	4th Q 19	4th Q 20	4th Q 19	4th Q 20	4th Q 19	4th Q 20	4th Q 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,235.8	$1,192.5	$157.7	$118.7	$341.8	$266.9	$0.79	$0.63
Net loss (gains) on divestitures	10.4	(13.0)	8.3	(10.3)	10.4	(13.0)	0.04	(0.05)
Acquisition integration	—	—	4.5	7.5	5.6	9.5	0.02	0.04
Workforce and lease termination	—	—	8.3	12.3	10.4	15.6	0.04	0.06
Acquisition related adjustments	—	—	15.0	2.1	4.8	5.6	0.08	0.01
Levelized foreign currency translation	—	12.9	—	1.4	—	3.3	—	0.01
Effective income tax rate impact	—	—	—	(4.0)	—	—	—	(0.02)

Brokerage, as adjusted *	1,246.2	1,192.4	193.8	127.7	373.0	287.9	0.97	0.68

Risk Management, as reported	216.4	214.5	19.1	18.3	39.9	35.0	0.10	0.09
Workforce and lease termination	—	—	1.2	0.7	1.5	1.7	0.01	—
Acquisition related adjustments	—	—	—	(0.9)	—	—	—	—
Levelized foreign currency translation	—	2.1	—	0.1	—	0.5	—	—
Effective income tax rate impact	—	—	—	(0.6)	—	—	—	—

Risk Management, as adjusted *	216.4	216.6	20.3	17.6	41.4	37.2	0.11	0.09

Corporate, as reported	211.4	276.6	(23.7)	(31.4)	(46.4)	(36.9)	(0.17)	(0.21)
Income tax related and workforce	—	—	(6.6)	5.4	—	3.0	(0.03)	0.03

Corporate, as adjusted *	211.4	276.6	(30.3)	(26.0)	(46.4)	(33.9)	(0.20)	(0.18)

Total Company, as reported	$1,663.6	$1,683.6	$153.1	$105.6	$335.3	$265.0	$0.72	$0.51	41%

Total Company, as adjusted *	$1,674.0	$1,685.6	$183.8	$119.3	$368.0	$291.2	$0.88	$0.59	49%

Total Brokerage & Risk Management, as reported	$1,452.2	$1,407.0	$176.8	$137.0	$381.7	$301.9	$0.89	$0.72	24%

Total Brokerage & Risk Management, as adjusted *	$1,462.6	$1,409.0	$214.1	$145.3	$414.4	$325.1	$1.08	$0.77	40%

*

For fourth quarter 2020, the pretax impact of the Brokerage segment adjustments totals $45.2 million, with a corresponding adjustment to the provision for income taxes of $9.1 million relating to these items. For fourth quarter 2020, the pretax impact of the Risk Management segment adjustments totals $1.5 million, with a corresponding adjustment to the provision for income taxes of $0.3 million relating to these items. There is no pretax impact of the Corporate segment adjustments, but there is an adjustment to the provision for income taxes of $6.6 million relating to the tax item noted on page 8. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We delivered another excellent quarter, and a fantastic full year during which we generated record profits,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Despite the pandemic and the resulting economic fall out, we executed on our long-term operating priorities: growing both organically and through acquisitions, improving both our productivity and quality, and still investing in our bedrock culture.

“We are operating in a property casualty environment where rates are up around 8% globally, terms and conditions are tightening, and capacity in certain lines is increasingly constrained. We see these market conditions continuing in 2021. In addition, we are seeing increased business activity, a recovering labor market, and a rebound in new arising risk management claims. An environment of rising rates and growing exposure units provides a near-perfect opportunity for us to demonstrate that we provide the very best insurance, consulting and risk management advice for our clients.

“I would like to thank all Gallagher professionals around the globe for being flexible, working hard and never losing focus on delivering outstanding client service. I am extremely proud of our collective successes during 2020, especially how we came together to work as a team, even while physically apart. Our performance in 2020, more than ever, represents The Gallagher Way!”

Summary of Financial Results – Year Ended December 31,

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	Year 20	Year 19	Year 20	Year 19	Year 20	Year 19	Year 20	Year 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$5,167.1	$4,901.5	$866.0	$717.3	$1,597.4	$1,359.1	$4.42	$3.68
Net loss (gains) on divestitures	5.8	(75.3)	4.7	(47.5)	5.8	(62.3)	0.02	(0.25)
Acquisition integration	—	—	19.3	16.1	25.1	20.4	0.10	0.08
Workforce and lease termination	—	—	34.0	35.1	43.9	44.8	0.17	0.19
Acquisition related adjustments	—	—	39.7	5.8	19.2	16.8	0.20	0.03
Levelized foreign currency translation	—	(5.5)	—	(2.6)	—	(3.7)	—	(0.01)

Brokerage, as adjusted *	5,172.9	4,820.7	963.7	724.2	1,691.4	1,375.1	4.91	3.72

Risk Management, as reported	821.7	838.5	66.9	66.2	141.6	137.9	0.34	0.35
Workforce and lease termination	—	—	6.0	5.2	7.9	7.9	0.04	0.03
Acquisition related adjustments	—	—	0.4	(1.0)	—	—	—	(0.01)
Levelized foreign currency translation	—	(0.5)	—	(0.1)	—	0.2	—	—

Risk Management, as adjusted *	821.7	838.0	73.3	70.3	149.5	146.0	0.38	0.37

Corporate, as reported	863.1	1,316.4	(74.8)	(67.7)	(142.2)	(201.4)	(0.56)	(0.51)
Clean energy related adjustments	—	3.0	—	11.7	—	14.9	—	0.05
Income tax related and workforce	—	—	(1.1)	2.3	—	3.0	(0.01)	0.01

Corporate, as adjusted *	863.1	1,319.4	(75.9)	(53.7)	(142.2)	(183.5)	(0.57)	(0.45)

Total Company, as reported	$6,851.9	$7,056.4	$858.1	$715.8	$1,596.8	$1,295.6	$4.20	$3.52	19%

Total Company, as adjusted *	$6,857.7	$6,978.1	$961.1	$740.8	$1,698.7	$1,337.6	$4.72	$3.64	30%

Total Brokerage & Risk
Management, as reported	$5,988.8	$5,740.0	$932.9	$783.5	$1,739.0	$1,497.0	$4.76	$4.03	18%

Total Brokerage & Risk Management, as adjusted *	$5,994.6	$5,658.7	$1,037.0	$794.5	$1,840.9	$1,521.1	$5.29	$4.09	29%

*

For the year ended December 31, 2020, the pretax impact of the Brokerage segment adjustments totals $125.8 million, with a corresponding adjustment to the provision for income taxes of $28.1 million relating to these items. For the year ended December 31, 2020, the pretax impact of the Risk Management segment adjustments totals $8.5 million, with a corresponding adjustment to the provision for income taxes of $2.1 million relating to these items. There is no pretax impact of the Corporate segment adjustments, but there is an adjustment to the provision for income taxes of $1.1 million relating to the tax item noted on page 8. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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COVID-19 Impact

In our property/casualty Brokerage operations, during fourth quarter 2020, (a) our customer retention remained at pre-pandemic levels, (b) new business generation was above pre-pandemic levels, offset somewhat by non-recurring business that was below pre-pandemic levels, (c) renewal exposure units (i.e., insured values, payrolls, employees, miles driven, etc.) declined; however, premium rates across most geographies and lines of coverage have continued to increase, effectively mitigating exposure unit declines, and (d) net positive mid-term policy modifications were slightly higher than fourth quarter 2019.

Thus far in the first quarter of 2021, property/casualty customer exposure unit renewals showed improvement compared to lows seen in April and May 2020, as our customers’ businesses continue to recover and economic activity increases. Full policy cancellations have remained similar to pre-pandemic levels, and we continue to see property/casualty premium rates move higher overall which may partially, or fully, offset future declines in exposure units, if any.

In our employee benefits Brokerage operations, during the fourth quarter of 2020 we saw a decrease in new consulting and special project work, while covered lives on renewal business were similar to the third quarter of 2020. Our January 1, 2021 health and welfare renewals have shown covered lives being consistent with levels seen in the fourth quarter of 2020, although still not at pre-pandemic levels. Consulting engagements and special project work improved slightly from fourth quarter levels, but are still below pre-pandemic levels. We believe revenue softness related to reduced covered lives and lower frequency of special project work could persist over the next few quarters, and even deteriorate further, if the economy is slow to recover.

In our Risk Management operations, we began seeing a meaningful decline in new claims arising during the last two weeks of March 2020, which persisted into April. From May to December 2020, we saw an improving trend in new claims arising and higher COVID-related workers compensation claims; yet the current level of weekly new claims so far in 2021 is still below pre-pandemic levels. A slower recovery or reversal in the number of workers employed could cause fewer claims to arise in future quarters.

Throughout 2020 and in the fourth quarter of 2020, our clean energy investments experienced the impact of lower electricity consumption in the U.S., when compared to the same periods in 2019, due to reduced economic activity (as well as, unrelated to COVID-19, milder temperatures, other than some brief periods of unusually warm weather, falling natural gas prices, and increased use of renewable energy sources). We expect reduced U.S. electricity consumption could persist at least through the first half of 2021, and could even continue throughout all of 2021.

Of our nearly 1,000 office locations, nearly 400 are open, but most at reduced capacity. Accordingly the vast majority of our employees continue to work remotely for some or all of their work week. We believe our service levels are unchanged from pre-pandemic levels. We have not had any office-wide outbreaks of COVID-19, and fewer than 300 confirmed cases among our 32,400 employees - all of which we believe contracted the virus outside of our office locations.

Given the deterioration in economic conditions since the first quarter of 2020, we are actively managing costs by limiting discretionary spending such as travel, entertainment and advertising expenses, adjusting our real estate footprint, reducing capital expenditures, limiting use of outside labor and consultants, increasing utilization of our centers of excellence, and we have adjusted portions of our workforce where volumes have declined significantly and normal attrition was not sufficient.

The cost saving impact of these actions in the second, third and fourth quarters of 2020 was substantial; with estimated quarterly savings of approximately $65 million to $70 million pretax compared to the same quarters in 2019, as adjusted for pro forma full-quarter costs related to acquisitions. Offsetting these savings were severance and lease termination costs related to these actions. We believe savings in the first quarter of 2021 compared to the first quarter of 2020 could again total approximately $60 million to $65 million pretax after adjusting for pro forma costs related to acquisitions. Offsetting possible future savings would be additional implementation and execution costs, which we estimate could total approximately $5 million to $10 million pretax. Future net savings may be lower if the economy recovers faster than we are forecasting or our costs to implement changes exceed our estimates.

We have not seen any meaningful decline in cash receipts from our clients to date and we have more than $1.6 billion of available liquidity. A prolonged period of economic weakness may cause future cash collections to deteriorate, but we believe our cost savings, reduced non-client facing capital expenditures and working capital improvements could mitigate a potential decline in our cash flows over the near-term.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2020	4th Q 2019	Year 2020	Year 2019
Base Commissions and Fees
Commissions and fees, as reported	$1,136.1	$1,070.0	$4,728.8	$4,394.8
Less commissions and fees from acquisitions	(25.0)	—	(234.9)	—
Less divested operations and program repricing	—	(4.4)	—	(29.6)
Levelized foreign currency translation	—	11.4	—	(4.8)

Organic base commissions and fees	$1,111.1	$1,077.0	$4,493.9	$4,360.4

Supplemental Revenues
Supplemental revenues, as reported	$57.9	$57.1	$221.9	$210.5
Less supplemental revenues from acquisitions	(0.2)	—	(3.5)	—
Levelized foreign currency translation	—	0.4	—	(0.2)

Organic supplemental revenues	$57.7	$57.5	$218.4	$210.3

Contingent Revenues
Contingent revenues, as reported	$30.0	$27.7	$147.0	$135.6
Less contingent revenues from acquisitions	(0.5)	—	(4.9)	—
Levelized foreign currency translation	—	0.1	—	(0.2)

Organic contingent revenues	$29.5	$27.8	$142.1	$135.4

Total reported commissions, fees, supplemental revenues and contingent revenues	$1,224.0	$1,154.8	$5,097.7	$4,740.9
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(25.7)	—	(243.3)	—
Less divested operations and program repricing	—	(4.4)	—	(29.6)
Levelized foreign currency translation	—	11.9	—	(5.2)

Total organic commissions, fees, supplemental revenues and contingent revenues	$1,198.3	$1,162.3	$4,854.4	$4,706.1

Total organic change	3.1%		3.2%

Acquisition Activity	4th Q 2020	4th Q 2019	Year 2020	Year 2019
Number of acquisitions closed *	10	11	27	46
Estimated annualized revenues acquired (in millions)	$100.2	$117.4	$251.4	$452.3

*	In the fourth quarter of 2020, Gallagher issued 658,000 shares at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		4th Q 2020	4th Q 2019	Year 2020	Year 2019
Compensation expense, as reported		$727.8	$715.3	$2,882.5	$2,745.9
Acquisition integration		(3.6)	(6.6)	(14.9)	(12.4)
Workforce and lease termination related charges		(6.1)	(13.3)	(35.7)	(35.2)
Acquisition related adjustments		(4.8)	(5.6)	(19.2)	(16.8)
Levelized foreign currency translation		—	7.0	—	(2.9)

Compensation expense, as adjusted		$713.3	$696.8	$2,812.7	$2,678.6

Reported compensation expense ratios using reported revenues on pages 1 and 2	*	58.9%	60.0%	55.8%	56.0%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	**	57.2%	58.4%	54.4%	55.6%

*

Reported fourth quarter 2020 compensation ratio was 1.1 pts lower than fourth quarter 2019. This ratio was primarily impacted by savings in base compensation due to increased utilization of our centers of excellence and other compensation expense control measures as noted on page 3, as well as lower severance and integration expenses.

**

Adjusted fourth quarter 2020 compensation ratio was 1.2 pts lower than fourth quarter 2019. This ratio was primarily impacted by savings in base compensation due to increased utilization of our centers of excellence and other compensation control measures as noted on page 3.

Operating Expense and Ratios		4th Q 2020	4th Q 2019	Year 2020	Year 2019
Operating expense, as reported		$166.2	$210.3	$687.2	$796.5
Acquisition integration		(2.0)	(2.9)	(10.2)	(8.0)
Workforce and lease termination related charges		(4.3)	(2.3)	(8.2)	(9.6)
Costs related to divestures		—	—	—	(13.0)
Levelized foreign currency translation		—	2.6	—	1.1

Operating expense, as adjusted		$159.9	$207.7	$668.8	$767.0

Reported operating expense ratios using reported revenues on pages 1 and 2	*	13.5%	17.6%	13.3%	16.3%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	**	12.8%	17.4%	12.9%	15.9%

*

Reported fourth quarter 2020 operating expense ratio was 4.1 pts lower than fourth quarter 2019. This ratio was primarily impacted by operating cost control measures as noted on page 3, partially offset by increased business insurance premiums and higher workforce and lease termination expenses in the quarter related to the implementation of our cost saving actions.

**

Adjusted fourth quarter 2020 operating expense ratio was 4.6 pts lower than fourth quarter 2019. This ratio was primarily impacted by operating cost control measures as noted on page 3, partially offset by increased business insurance premiums.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)	4th Q 2020	4th Q 2019	Year 2020	Year 2019
Net earnings, as reported	$157.7	$118.7	$866.0	$717.3
Provision for income taxes	49.6	33.2	276.3	229.2
Depreciation	19.8	17.6	73.5	66.6
Amortization	94.5	92.1	411.3	329.1
Change in estimated acquisition earnout payables	20.2	5.3	(29.7)	16.9

EBITDAC	341.8	266.9	1,597.4	1,359.1

Net loss (gains) on divestitures	10.4	(13.0)	5.8	(62.3)
Acquisition integration	5.6	9.5	25.1	20.4
Workforce and lease termination related charges	10.4	15.6	43.9	44.8
Acquisition related adjustments	4.8	5.6	19.2	16.8
Levelized foreign currency translation	—	3.3	—	(3.7)

EBITDAC, as adjusted	$373.0	$287.9	$1,691.4	$1,375.1

Net earnings margin, as reported using reported revenues on pages 1 and 2	12.8%	10.0%	16.8%	14.6%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	29.9%	24.1%	32.7%	28.5%

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2020	4th Q 2019	Year 2020	Year 19
Fees	$214.8	$214.0	$815.3	$833.7
International performance bonus fees	1.5	0.2	5.7	3.2

Fees as reported	216.3	214.2	821.0	836.9

Less fees from acquisitions	—	—	(7.4)	—
Levelized foreign currency translation	—	2.0	—	(0.6)

Organic fees	$216.3	$216.2	$813.6	$836.3

Organic change in fees	0.1%		-2.7%

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		4th Q 2020	4th Q 2019	Year 2020	Year 2019
Compensation expense, as reported		$131.9	$133.0	$517.5	$515.7

Workforce and lease termination related charges		(1.3)	(1.6)	(7.5)	(5.9)
Levelized foreign currency translation		—	1.2	—	(0.5)

Compensation expense, as adjusted		$130.6	$132.6	$510.0	$509.3

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	61.0%	62.0%	63.0%	61.5%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	*	60.4%	61.2%	62.1%	60.8%

*

Reported fourth quarter 2020 compensation ratio was 1.0 pts lower than fourth quarter 2019. Adjusted fourth quarter 2020 compensation ratio was 0.8 pts lower than fourth quarter 2019. These ratios were primarily impacted by savings in base compensation and temporary help related to the compensation expense control measures as noted on page 3.

Operating Expense and Ratios		4th Q 2020	4th Q 2019	Year 2020	Year 2019
Operating expense, as reported		$44.6	$46.5	$162.6	$184.9

Workforce and lease termination related charges		(0.2)	(0.1)	(0.4)	(2.0)
Levelized foreign currency translation		—	0.4	—	(0.2)

Operating expense, as adjusted		$44.4	$46.8	$162.2	$182.7

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	20.6%	21.7%	19.8%	22.1%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	20.5%	21.6%	19.7%	21.8%

*

Reported and adjusted fourth quarter operating expense ratios were 1.1 pts lower than fourth quarter 2019. These ratios were primarily impacted by savings related to operating cost control measures as noted on page 3, partially offset by increased business insurance premiums and technology expenses relating to essential client-related commitments.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	4th Q 2020	4th Q 2019	Year 2020	Year 2019
Net earnings, as reported	$19.1	$18.3	$66.9	$66.2
Provision for income taxes	6.2	5.4	22.5	22.2
Depreciation	12.9	11.8	49.4	46.2
Amortization	1.6	1.5	6.0	4.9
Change in estimated acquisition earnout payables	0.1	(2.0)	(3.2)	(1.6)

EBITDAC	39.9	35.0	141.6	137.9

Workforce and lease termination related charges	1.5	1.7	7.9	7.9
Levelized foreign currency translation	—	0.5	—	0.2

EBITDAC, as adjusted	$41.4	$37.2	$149.5	$146.0

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	8.8%	8.5%	8.1%	7.9%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	19.1%	17.2%	18.2%	17.4%

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Corporate Segment Reported GAAP Information (dollars in millions):

	2020			2019
	Pretax Earnings (Loss)	Income Tax Benefit (Provision)	Net Earnings (Loss) Attributable to Controlling	Pretax Earnings (Loss)	Income Tax Benefit (Provision)	Net Earnings (Loss) Attributable to Controlling
4th Quarter
Components of Corporate Segment, as reported
Interest and banking costs	$(48.9)	$12.2	$(36.7)	$(49.1)	$12.3	$(36.8)
Clean energy related (1)	(30.5)	38.4	7.9	(19.8)	30.0	10.2
Acquisition costs	(3.7)	0.4	(3.3)	(6.0)	0.9	(5.1)
Corporate (2) (3)	(24.9)	24.2	(0.7)	(24.9)	17.0	(7.9)

Reported 4th quarter	(108.0)	75.2	(32.8)	(99.8)	60.2	(39.6)
Adjustments
Income tax related and workforce (2)	—	(6.6)	(6.6)	3.0	2.4	5.4

Components of Corporate Segment, as adjusted
Interest and banking costs	(48.9)	12.2	(36.7)	(49.1)	12.3	(36.8)
Clean energy related (1)	(30.5)	38.4	7.9	(19.8)	30.0	10.2
Acquisition costs	(3.7)	0.4	(3.3)	(6.0)	0.9	(5.1)
Corporate (2) (3)	(24.9)	17.6	(7.3)	(21.9)	19.4	(2.5)

Adjusted 4th quarter	$(108.0)	$68.6	$(39.4)	$(96.8)	$62.6	$(34.2)

Year Ended
Components of Corporate Segment, as reported
Interest and banking costs	$(201.4)	$50.4	$(151.0)	$(184.0)	$47.4	$(136.6)
Clean energy related (1)	(112.4)	182.2	69.8	(151.9)	240.4	88.5
Acquisition costs	(9.9)	1.0	(8.9)	(21.2)	3.2	(18.0)
Corporate (3)	(71.5)	52.4	(19.1)	(81.5)	50.1	(31.4)

Reported Year Ended	(395.2)	286.0	(109.2)	(438.6)	341.1	(97.5)
Adjustments
Clean energy related (4)	—	—	—	12.4	(3.2)	9.2
Income tax related and workforce (2)	—	(1.1)	(1.1)	3.0	(0.7)	2.3

Components of Corporate Segment, as adjusted
Interest and banking costs	(201.4)	50.4	(151.0)	(184.0)	47.4	(136.6)
Clean energy related (1)	(112.4)	182.2	69.8	(139.5)	237.2	97.7
Acquisition costs	(9.9)	1.0	(8.9)	(21.2)	3.2	(18.0)
Corporate (3)	(71.5)	51.3	(20.2)	(78.5)	49.4	(29.1)

Adjusted Year Ended	$(395.2)	$284.9	$(110.3)	$(423.2)	$337.2	$(86.0)

(1)

Pretax loss for the fourth quarter is presented net of amounts attributable to noncontrolling interests of $9.1 million in 2020 and $8.2 million in 2019. Pretax loss for the year ended December 31, 2020, is presented net of amounts attributable to noncontrolling interests of $34.4 million in 2020 and $29.8 million in 2019.

(2)

Corporate includes the impact in 2020 of a net one-time tax benefit of $1.1 million associated with the realignment of our operations to accommodate Brexit. The favorable Q4 2020 impact reflects additional facts received during the fourth quarter. We do not anticipate any further changes in this estimate. Q4 2019 consists of the impact related to prior quarters in 2019 for the decrease in the effective income tax rate used to compute the provision for income taxes for full year 2019 and severance costs.

(3)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $5.0 million in Q4 2020 and a net unrealized foreign exchange remeasurement loss of $3.4 million in Q4 2019. Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $0.3 million in the year ended 2020 and a net unrealized foreign exchange remeasurement loss of $2.1 million in the year ended 2019.

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(4)

During third quarter 2019, Gallagher and/or our 46.5% owned affiliate, Chem-Mod LLC, incurred costs related to (a) settling certain litigation, (b) prevailing in a tax court matter, (c) defending a new patent matter, and (d) moving three 2011 Era plants into different locations that generated more after-tax earnings in 2020 than in 2019.

Interest and banking costs and debt - At December 31, 2020, Gallagher had $4,348.0 million of borrowings from private placements, no short-term borrowings under its line of credit facility and $203.6 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in 21 active clean coal production plants in 2020 (34 in 2019 and prior years) and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation and other corporate level activities. In addition, this includes the tax expense related to the impact of the U.S. tax legislation passed in December 2017 - principally the partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended December 31, 2020 and 2019 was (14.5)% and (25.7)%, respectively, which was lower than the statutory rate due to the amount of IRC Section 45 tax credits. In third quarter 2020, Gallagher increased its estimated U.K. effective income tax rate from 17.5% to 19%. In fourth quarter 2019, Gallagher lowered its estimated U.S. effective income tax rate from 26% to 25%.

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, January 28, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 49 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) future actions the Company may take in response to the disruption caused by COVID-19; (ii) anticipated future results or performance of any segment or the Company as a whole; (iii) the premium rate environment and the state of insurance markets; and (iv) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the effects of COVID-19; or other factors like Brexit; trade wars or tariffs; political unrest in the U.S. or other countries around the world; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; the effectiveness of vaccines, how quickly vaccines are distributed and administered, and our employees’ and the general population’s willingness to receive them; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact of lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

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Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer incentive compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net loss or gains on divestitures, which are primarily net loss or proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•	Costs related to divestitures, which include legal and other costs related to certain operations that are being exited by Gallagher.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. Prior to first quarter 2019, this adjustment also reflected impacts of acquisition valuation true-ups.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Effective income tax rate impact, which represents the impact in third quarter 2020 of one-time taxes associated with the realignment of our operations to continue to conduct certain business in the European Union after Brexit and the change in the U.K. effective income tax rate from 17.5% to 19%. In addition, it also includes the impact in third quarter 2019 related to prior quarters in 2019 for the decrease in the U.S. effective income tax rate used to compute the provision for income taxes in fourth quarter 2019.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

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Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance for the overall business and provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations and program repricing in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior periods. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 2), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 5, 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Qtr Ended December 31,

(Unaudited - in millions except per share, percentage and workforce data)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Brokerage Segment
Commissions	$857.3	$792.6	$3,591.9	$3,320.6
Fees	278.8	277.4	1,136.9	1,074.2
Supplemental revenues	57.9	57.1	221.9	210.5
Contingent revenues	30.0	27.7	147.0	135.6
Investment income and net gains on divestitures	11.8	37.7	69.4	160.6

Total revenues	1,235.8	1,192.5	5,167.1	4,901.5

Compensation	727.8	715.3	2,882.5	2,745.9
Operating	166.2	210.3	687.2	796.5
Depreciation	19.8	17.6	73.5	66.6
Amortization	94.5	92.1	411.3	329.1
Change in estimated acquisition earnout payables	20.2	5.3	(29.7)	16.9

Expenses	1,028.5	1,040.6	4,024.8	3,955.0

Earnings before income taxes	207.3	151.9	1,142.3	946.5
Provision for income taxes	49.6	33.2	276.3	229.2

Net earnings	157.7	118.7	866.0	717.3
Net earnings attributable to noncontrolling interests	1.8	(1.1)	4.9	17.2

Net earnings attributable to controlling interests	$155.9	$119.8	$861.1	$700.1

EBITDAC
Net earnings	$157.7	$118.7	$866.0	$717.3
Provision for income taxes	49.6	33.2	276.3	229.2
Depreciation	19.8	17.6	73.5	66.6
Amortization	94.5	92.1	411.3	329.1
Change in estimated acquisition earnout payables	20.2	5.3	(29.7)	16.9

EBITDAC	$341.8	$266.9	$1,597.4	$1,359.1

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Risk Management Segment
Fees	$216.3	$214.2	$821.0	$836.9
Investment income	0.1	0.3	0.7	1.6

Revenues before reimbursements	216.4	214.5	821.7	838.5
Reimbursements	40.0	37.8	151.7	138.6

Total revenues	256.4	252.3	973.4	977.1

Compensation	131.9	133.0	517.5	515.7
Operating	44.6	46.5	162.6	184.9
Reimbursements	40.0	37.8	151.7	138.6
Depreciation	12.9	11.8	49.4	46.2
Amortization	1.6	1.5	6.0	4.9
Change in estimated acquisition earnout payables	0.1	(2.0)	(3.2)	(1.6)

Expenses	231.1	228.6	884.0	888.7

Earnings before income taxes	25.3	23.7	89.4	88.4
Provision for income taxes	6.2	5.4	22.5	22.2

Net earnings	19.1	18.3	66.9	66.2
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$19.1	$18.3	$66.9	$66.2

EBITDAC
Net earnings	$19.1	$18.3	$66.9	$66.2
Provision for income taxes	6.2	5.4	22.5	22.2
Depreciation	12.9	11.8	49.4	46.2
Amortization	1.6	1.5	6.0	4.9
Change in estimated acquisition earnout payables	0.1	(2.0)	(3.2)	(1.6)

EBITDAC	$39.9	$35.0	$141.6	$137.9

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

(12 of 15)

Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Qtr Ended Dec 31,

(Unaudited - in millions except share and per share data)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Corporate Segment
Revenues from consolidated clean coal facilities	$194.9	$260.5	$802.0	$1,255.1
Royalty income from clean coal licenses	16.8	16.5	62.4	66.7
Loss from unconsolidated clean coal facilities	(0.3)	(0.4)	(0.9)	(2.5)
Other net losses	—	—	(0.4)	(2.9)

Total revenues	211.4	276.6	863.1	1,316.4

Cost of revenues from consolidated clean coal facilities	216.3	280.9	882.1	1,352.8
Compensation	21.5	9.1	66.5	77.9
Operating	20.0	23.5	56.7	87.1
Interest	47.8	48.1	196.4	179.8
Depreciation	4.7	6.6	22.2	27.6

Expenses	310.3	368.2	1,223.9	1,725.2

Loss before income taxes	(98.9)	(91.6)	(360.8)	(408.8)
Benefit for income taxes	(75.2)	(60.2)	(286.0)	(341.1)

Net loss	(23.7)	(31.4)	(74.8)	(67.7)
Net earnings attributable to noncontrolling interests	9.1	8.2	34.4	29.8

Net loss attributable to controlling interests	$(32.8)	$(39.6)	$(109.2)	$(97.5)

EBITDAC
Net loss	$(23.7)	$(31.4)	$(74.8)	$(67.7)
Benefit for income taxes	(75.2)	(60.2)	(286.0)	(341.1)
Interest	47.8	48.1	196.4	179.8
Depreciation	4.7	6.6	22.2	27.6

EBITDAC	$(46.4)	$(36.9)	$(142.2)	$(201.4)

	4th Q Ended	4th Q Ended	Year Ended	Year Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Total Company
Commissions	$857.3	$792.6	$3,591.9	$3,320.6
Fees	495.1	491.6	1,957.9	1,911.1
Supplemental revenues	57.9	57.1	221.9	210.5
Contingent revenues	30.0	27.7	147.0	135.6
Investment income and net gains on divestitures	11.9	38.0	70.1	162.2
Revenues from clean coal activities	211.4	276.6	863.5	1,319.3
Other net losses - Corporate	—	—	(0.4)	(2.9)

Revenues before reimbursements	1,663.6	1,683.6	6,851.9	7,056.4
Reimbursements	40.0	37.8	151.7	138.6

Total revenues	1,703.6	1,721.4	7,003.6	7,195.0

Compensation	881.2	857.4	3,466.5	3,339.5
Operating	230.8	280.3	906.5	1,068.5
Reimbursements	40.0	37.8	151.7	138.6
Cost of revenues from clean coal activities	216.3	280.9	882.1	1,352.8
Interest	47.8	48.1	196.4	179.8
Depreciation	37.4	36.0	145.1	140.4
Amortization	96.1	93.6	417.3	334.0
Change in estimated acquisition earnout payables	20.3	3.3	(32.9)	15.3

Expenses	1,569.9	1,637.4	6,132.7	6,568.9

Earnings before income taxes	133.7	84.0	870.9	626.1
Provision (benefit) for income taxes	(19.4)	(21.6)	12.8	(89.7)

Net earnings	153.1	105.6	858.1	715.8
Net earnings attributable to noncontrolling interests	10.9	7.1	39.3	47.0

Net earnings attributable to controlling interests	$142.2	$98.5	$818.8	$668.8

Diluted net earnings per share	$0.72	$0.51	$4.20	$3.52

Dividends declared per share	$0.45	$0.43	$1.80	$1.72

EBITDAC
Net earnings	$153.1	$105.6	$858.1	$715.8
Provision (benefit) for income taxes	(19.4)	(21.6)	12.8	(89.7)
Interest	47.8	48.1	196.4	179.8
Depreciation	37.4	36.0	145.1	140.4
Amortization	96.1	93.6	417.3	334.0
Change in estimated acquisition earnout payables	20.3	3.3	(32.9)	15.3

EBITDAC	$335.3	$265.0	$1,596.8	$1,295.6

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Dec 31, 2020	Dec 31, 2019
Cash and cash equivalents	$664.6	$604.8
Restricted cash	2,909.7	2,019.1
Premiums and fees receivable	6,436.0	5,419.2
Other current assets	1,113.9	1,074.4

Total current assets	11,124.2	9,117.5
Fixed assets - net	450.7	467.4
Deferred income taxes (includes tax credit carryforwards of $998.0 in 2020 and $962.1 in 2019)	1,085.8	945.6
Other noncurrent assets	769.9	773.6
Right-of-use assets	373.9	393.5
Goodwill	6,127.0	5,618.5
Amortizable intangible assets - net	2,399.9	2,318.7

Total assets	$22,331.4	$19,634.8

Premiums payable to underwriting enterprises	$7,784.6	$6,348.5
Accrued compensation and other current liabilities	1,596.2	1,347.8
Deferred revenue - current	475.6	434.1
Premium financing debt	203.6	170.6
Corporate related borrowings - current	75.0	620.0

Total current liabilities	10,135.0	8,921.0
Corporate related borrowings - noncurrent	4,266.0	3,816.1
Deferred revenue - noncurrent	65.7	69.7
Lease liabilities - noncurrent	320.9	340.9
Other noncurrent liabilities	1,311.1	1,271.6

Total liabilities	16,098.7	14,419.3

Stockholders’ equity:
Common stock - issued and outstanding	193.7	188.1
Capital in excess of par value	4,264.4	3,825.7
Retained earnings	2,371.7	1,901.3
Accumulated other comprehensive loss	(643.6)	(759.6)

Total controlling interests stockholders’ equity	6,186.2	5,155.5
Noncontrolling interests	46.5	60.0

Total stockholders’ equity	6,232.7	5,215.5

Total liabilities and stockholders’ equity	$22,331.4	$19,634.8

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	4th Q Ended Dec 31, 2020	4th Q Ended Dec 31, 2019	Year Ended Dec 31, 2020	Year Ended Dec 31, 2019
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	192,874	187,355	190,995	185,994
Diluted weighted average shares outstanding (000s)	197,420	191,755	195,048	190,145
Number of common shares outstanding at end of period (000s)			193,651	188,122
Workforce at end of period (includes acquisitions):
Brokerage			24,717	25,211
Risk Management			6,378	6,753
Total Company			32,401	33,247

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

					Net Earnings
	Earnings	Provision		Net Earnings	(Loss)	Diluted Net
	(Loss)	(Benefit)		Attributable to	Attributable to	Earnings
	Before Income	for Income	Net Earnings	Noncontrolling	Controlling	(Loss)
	Taxes	Taxes	(Loss)	Interests	Interests	per Share
4th Q Ended Dec 31, 2020
Brokerage, as reported	$207.3	$49.6	$157.7	$1.8	$155.9	$0.79
Net gains on divestitures	10.4	2.1	8.3	—	8.3	0.04
Acquisition integration	5.6	1.1	4.5	—	4.5	0.02
Workforce and lease termination	10.4	2.1	8.3	—	8.3	0.04
Acquisition related adjustments	18.8	3.8	15.0	—	15.0	0.08

Brokerage, as adjusted	$252.5	$58.7	$193.8	$1.8	$192.0	$0.97

Risk Management, as reported	$25.3	$6.2	$19.1	$—	$19.1	$0.10
Workforce and lease termination	1.5	0.3	1.2	—	1.2	0.01

Risk Management, as adjusted	$26.8	$6.5	$20.3	$—	$20.3	$0.11

Corporate, as reported	$(98.9)	$(75.2)	$(23.7)	$9.1	$(32.8)	$(0.17)
Income tax related impact	—	6.6	(6.6)	—	(6.6)	(0.03)

Corporate, as adjusted	$(98.9)	$(68.6)	$(30.3)	$9.1	$(39.4)	$(0.20)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

(14 of 15)

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings (Loss) Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
4th Q Ended Dec 31, 2019
Brokerage, as reported	$151.9	$33.2	$118.7	$(1.1)	$119.8	$0.63
Net gains on divestitures	(13.0)	(2.7)	(10.3)	—	(10.3)	(0.05)
Acquisition integration	9.5	2.0	7.5	—	7.5	0.04
Workforce and lease termination	15.6	3.3	12.3	—	12.3	0.06
Acquisition related adjustments	2.6	0.5	2.1	—	2.1	0.01
Effective income tax rate impact	—	4.0	(4.0)	—	(4.0)	(0.02)
Levelized foreign currency translation	1.8	0.4	1.4	—	1.4	0.01

Brokerage, as adjusted	$168.4	$40.7	$127.7	$(1.1)	$128.8	$0.68

Risk Management, as reported	$23.7	$5.4	$18.3	$—	$18.3	$0.09
Workforce and lease termination	1.7	1.0	0.7	—	0.7	—
Acquisition related adjustments	(2.2)	(1.3)	(0.9)	—	(0.9)	—
Effective income tax rate impact	—	0.6	(0.6)	—	(0.6)	—
Levelized foreign currency translation	0.3	0.2	0.1	—	0.1	—

Risk Management, as adjusted	$23.5	$5.9	$17.6	$—	$17.6	$0.09

Corporate, as reported	$(91.6)	$(60.2)	$(31.4)	$8.2	$(39.6)	$(0.21)
Clean energy related adjustments	—	—	—	—	—	—
Workforce and income tax related impact	3.0	(2.4)	5.4	—	5.4	0.03

Corporate, as adjusted	$(88.6)	$(62.6)	$(26.0)	$8.2	$(34.2)	$(0.18)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended Dec 31, 2020
Brokerage, as reported	$1,142.3	$276.3	$866.0	$4.9	$861.1	$4.42
Net gains on divestitures	5.8	1.1	4.7	—	4.7	0.02
Acquisition integration	25.1	5.8	19.3	—	19.3	0.10
Workforce and lease termination	43.9	9.9	34.0	—	34.0	0.17
Acquisition related adjustments	51.0	11.3	39.7	—	39.7	0.20

Brokerage, as adjusted	$1,268.1	$304.4	$963.7	$4.9	$958.8	$4.91

Risk Management, as reported	$89.4	$22.5	$66.9	$—	$66.9	$0.34
Workforce and lease termination	7.9	1.9	6.0	—	6.0	0.04
Acquisition related adjustments	0.6	0.2	0.4	—	0.4	—

Risk Management, as adjusted	$97.9	$24.6	$73.3	$—	$73.3	$0.38

Corporate, as reported	$(360.8)	$(286.0)	$(74.8)	$34.4	$(109.2)	$(0.56)
Income tax related impact	—	1.1	(1.1)	—	(1.1)	(0.01)

Corporate, as adjusted	$(360.8)	$(284.9)	$(75.9)	$34.4	$(110.3)	$(0.57)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended Dec 31, 2019
Brokerage, as reported	$946.5	$229.2	$717.3	$17.2	$700.1	$3.68
Net gains on divestitures	(62.3)	(14.8)	(47.5)	—	(47.5)	(0.25)
Acquisition integration	20.4	4.3	16.1	—	16.1	0.08
Workforce and lease termination	44.8	9.7	35.1	—	35.1	0.19
Acquisition related adjustments	7.5	1.7	5.8	—	5.8	0.03
Levelized foreign currency translation	(3.5)	(0.9)	(2.6)	—	(2.6)	(0.01)

Brokerage, as adjusted	$953.4	$229.2	$724.2	$17.2	$707.0	$3.72

Risk Management, as reported	$88.4	$22.2	$66.2	$—	$66.2	$0.35
Workforce and lease termination	7.9	2.7	5.2	—	5.2	0.03
Acquisition related adjustments	(2.4)	(1.4)	(1.0)	—	(1.0)	(0.01)
Levelized foreign currency translation	0.1	0.2	(0.1)	—	(0.1)	—

Risk Management, as adjusted	$94.0	$23.7	$70.3	$—	$70.3	$0.37

Corporate, as reported	$(408.8)	$(341.1)	$(67.7)	$29.8	$(97.5)	$(0.51)
Clean energy related adjustments	14.9	3.2	11.7	2.5	9.2	0.05
Workforce	3.0	0.7	2.3	—	2.3	0.01

Corporate, as adjusted	$(390.9)	$(337.2)	$(53.7)	$32.3	$(86.0)	$(0.45)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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